Exhibit 99.1

FFE Transportation Services Expands Oil Field Water Transportation Services

Orders Specialized Tank Trailers to Provide Service for the Oil Drilling Industry

DALLAS, November 9, 2011 - Frozen Food Express Industries, Inc. (Nasdaq: FFEX) announced today growth plans for bulk tank transportation services for the oil drilling industry.  The Company, through its subsidiary, FFE Transportation Services, Inc. (“FFE”) recently began hauling fresh water to drill sites for a major driller in West Texas.  FFE is expanding this service and has placed orders for 25 specialty tank trailers to support this expansion.  This will bring the total number of tank trailers in service to 40 by the beginning of January 2012.

“We’ve studied the frac water transportation market for some time and believe new drilling technologies have created opportunities for secular growth in bulk tank transportation services.  Due to the 24/7 nature of drilling operations, equipment utilization rates are very high and present attractive return characteristics,” said Russell Stubbs, President and CEO of FFE.  We estimate that these new services could add $30 million to $35 million in incremental annual gross revenue providing a significant margin contribution.”

Commenting on other recent strategic initiatives, Mr. Stubbs said, “Since the beginning of October, we have announced several strategic moves to reduce costs and exit less profitable lines of business.  From our earlier strategic actions, we expect to reduce back-office costs by approximately $5.0 million and to reduce the average age of our fleet from 2.8 years to 2.0 years by the end of January 2012.  With a younger fleet, we estimate a reduction in tractor maintenance expense of 2 to 4 cents per mile and overall improvement in fuel economy of approximately 5 percent.  Combined with the contribution from frac water transportation, we expect to see significant improvements in our cash flows and enhanced liquidity.  By January of 2012, we expect our borrowings under our bank credit facility to be under $15 million and to decline thereafter.  We expect to be cash-flow positive in the fourth quarter of 2011 and remain cash positive throughout the balance of next year, depending upon scheduling and financing of capital expenditures.  We are committed to enhancing shareholder value, returning to profitability during 2012, and positioning the company to achieve attractive returns for the long term.”

About Frozen Food Express Industries, Inc.

Frozen Food Express Industries, Inc. is one of the leading temperature-controlled truckload and less-than-truckload carriers in the United States with core operations in the transport of temperature-controlled products and perishable goods including food, health care and confectionery products. Service is offered in over-the-road and intermodal modes for temperature-controlled truckload and less-than-truckload as well as dry-freight truckload. The Company also provides brokerage/logistics and dedicated services to our customers.

Forward-Looking Statements

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements relating to plans, strategies, objectives, expectations, intentions, and adequacy of resources, and may be identified by words such as "will", "could", "should", "believe", "expect", "intend", "plan", "schedule", "estimate", "project", and similar expressions. Those statements are based on current expectations and are subject to uncertainty and change. Although our management believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will be realized. Should one or more of the risks or uncertainties underlying such expectations not materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. Among the key factors that are not within our management's control and that may cause actual results to differ materially from those projected in such forward-looking statements are demand for the company's services and products, and its ability to meet that demand, which may be affected by, among other things, competition, weather conditions and the general economy, the availability and cost of labor and owner-operators, the ability to negotiate favorably with lenders and lessors, the effects of terrorism and war, the availability and cost of equipment, fuel and supplies, the market for previously-owned equipment, the impact of changes in the tax and regulatory environment in which the company operates, operational risks and insurance, risks associated with the technologies and systems used and the other risks and uncertainties described in our filings with the Securities and Exchange Commission.  Given the volatility in fuel prices and the impact fuel surcharge revenues have on total operating revenues, we often make reference to total operating revenue excluding fuel surcharges to provide a more consistent basis for comparison of operating revenue without the impact of fluctuating fuel prices.  Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports and filings with the Securities and Exchange Commission. The company does not assume, and specifically disclaims, any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

Contacts:           Frozen Food Express Industries, Inc.
        Russell Stubbs, President and CEO
                                John Hickerson, EVP and COO
                                John McManama, Senior VP and CFO
                                (214) 630-8090
                                ir@ffex.com